EXHIBIT 24
June 26, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Authorization to Sign Rule 16 Forms

To whom it may concern:

	I am a member of the Board of Directors of EnergySolutions, Inc. ("EnergySolutions") and, until further written notice, I hereby individually authorize
Breke J. Harnagel (EnergySolutions' Acting General Counsel and Secretary), Mark C. McBride (EnergySolutions' Senior
Vice President and Corporate Controller) and Tamera
Donavon (EnergySolutions' Legal Services Director) to sign on my behalf a Form 3 and any Form 4 or Form 5 or related form that I have filed or may file hereafter in connection with my direct or indirect ownership of EnergySolutions securities, and to undertake any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.

Very truly yours,

/s/ Clare Spottiswoode

Clare Spottiswoode